Filed pursuant to Rule 433
July 28, 2014

Relating to
Preliminary Prospectus Supplement dated July 28, 2014 to
Prospectus dated December 9, 2013
Registration Statement No. 333-192721

Tyco Electronics Group S.A.
$500,000,000 Senior Floating Rate Notes due 2016

$250,000,000 2.350% Senior Notes due 2019

$250,000,000 3.450% Senior Notes due 2024

Fully and Unconditionally Guaranteed by
TE Connectivity Ltd.

Pricing Term Sheet

$500,000,000 Senior Floating Rate Notes due 2016

Issuer:	Tyco Electronics Group S.A.

Guarantor:	TE Connectivity Ltd.

Offering Format:	SEC Registered

Size:	$500,000,000 aggregate principal amount of senior floating rate notes due 2016 (the “Floating Rate Notes”)

Maturity:	January 29, 2016

Coupon:	Interest will accrue at a rate of then applicable three-month LIBOR, reset on a quarterly basis, plus 0.200%

Price to Public:	100.000% of face amount

Interest Payment Dates:	January 29, April 29, July 29 and October 29, commencing on October 29, 2014

Interest Reset Dates:	January 29, April 29, July 29 and October 29

Interest Determination Dates:

The interest determination date will be the second London Business Day (defined as any calendar day on which commercial banks are open for dealings in deposits in U.S. Dollars in the London interbank market) immediately preceding the applicable interest reset date. The interest determination date for the initial interest reset period will be the second London Business Day immediately preceding the settlement date.

Interest Reset Period:

The period from, and including, the interest reset date (or, with respect to the initial interest reset period, from, and including, July 31, 2014), to, but excluding, the immediately succeeding interest reset date, provided that the final interest reset period will be the period from, and including, the interest reset date immediately preceding the maturity date to, but excluding, the maturity date.

Day Count:	Actual/360

Day Count Convention:

If any interest reset date or interest payment date for the Floating Rate Notes falls on a day that is not a business day for the Floating Rate Notes, such interest reset date or interest payment date, as the case may be, will be postponed to the next succeeding business day and interest thereon will continue to accrue on the payment so postponed (but excluding such rescheduled date) unless the next succeeding business day is in the next succeeding calendar month, the interest reset date or interest payment date, as the case may be, shall instead be the immediately preceding business day, and interest shall accrue to, but excluding such business day immediately preceding such originally scheduled interest payment date. If the maturity date for the Floating Rate Notes would fall on a day that is not a business day, the related payments of principal and interest will be made on the next succeeding business day, and no additional interest will accumulate on the amount payable for the period from and after the maturity date.

Calculation Agent:	Deutsche Bank Trust Company Americas

Change of Control:

Upon the occurrence of a Change of Control Triggering Event, unless the Issuer has exercised its right to redeem the Floating Rate Notes, the Issuer will be required to make an offer to purchase the Floating Rate Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the date of repurchase.

Trade Date:	July 28, 2014

Settlement Date:	July 31, 2014 (T+3)

CUSIP:	902133 AP2

ISIN:	US902133AP24

Denominations:	$2,000 x $1,000

Ratings:	Moody’s: Baa1 (Stable) S&P: A- (Stable) Fitch: A- (Stable)

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC BNP Paribas Securities Corp. Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated

$250,000,000 2.350% Senior Notes due 2019

Issuer:	Tyco Electronics Group S.A.

Guarantor:	TE Connectivity Ltd.

Offering Format:	SEC Registered

Size:	$250,000,000 aggregate principal amount of 2.350% senior notes due 2019 (the “2019 Notes”)

Maturity:	August 1, 2019

Coupon:	2.350% per annum

Price to Public:	99.948% of face amount

Yield to Maturity:	2.361%

Spread to Benchmark Treasury:	65 bps

Benchmark Treasury:	UST 1.625% due June 30, 2019

Benchmark Treasury Price/Yield:	99-19 / 1.711%

Interest Payment Dates:	February 1 and August 1, commencing on February 1, 2015

Optional Redemption:

The Issuer may redeem some or all of the 2019 Notes, in whole or in part, at its option at any time prior to July 1, 2019 (one month prior to the maturity date of the 2019 Notes) at the make-whole redemption price equal to the greater of 100% of the principal amount of the 2019 Notes and a make-whole amount based on a discount rate equal to Treasury Rate plus 10 basis points, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

The Issuer may redeem some or all of the 2019 Notes, in whole or in part at its option at any time on or after July 1, 2019 (one month prior to the maturity date of the 2019 Notes) at a redemption price equal to 100% of the principal amount of the 2019 Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Change of Control:	Upon the occurrence of a Change of Control Triggering Event, unless the Issuer has exercised its right to redeem the 2019 Notes, the Issuer will be required to make an offer to purchase the 2019 Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the date of repurchase.

Trade Date:	July 28, 2014

Settlement Date:	July 31, 2014 (T+3)

CUSIP:	902133 AQ0

ISIN:	US902133AQ07

Denominations:	$2,000 x $1,000

Ratings:	Moody’s: Baa1 (Stable) S&P: A- (Stable) Fitch: A- (Stable)

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC BNP Paribas Securities Corp. Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated

$250,000,000 3.450% Senior Notes due 2024

Issuer:	Tyco Electronics Group S.A.

Guarantor:	TE Connectivity Ltd.

Offering Format:	SEC Registered

Size:	$250,000,000 aggregate principal amount of 3.450% senior notes due 2024 (the “2024 Notes”)

Maturity:	August 1, 2024

Coupon:	3.450% per annum

Price to Public:	99.614% of face amount

Yield to Maturity:	3.496%

Spread to Benchmark Treasury:	100 bps

Benchmark Treasury:	UST 2.500% due May 15, 2024

Benchmark Treasury Price/Yield:	100-01 / 2.496%

Interest Payment Dates:	February 1 and August 1, commencing on February 1, 2015

Optional Redemption:

The Issuer may redeem some or all of the 2024 Notes, in whole or in part, at its option at any time prior to May 1, 2024 (three months prior to the maturity date of the 2024 Notes) at the make-whole redemption price equal to the greater of 100% of the principal amount of the 2024 Notes and a make-whole amount based on a discount rate equal to Treasury Rate plus 15 basis points, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

The Issuer may redeem some or all of the 2024 Notes, in whole or in part at its option at any time on or after May 1, 2024 (three months prior to the maturity date of the 2024 Notes) at a redemption price equal to 100% of the principal amount of the 2024 Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Change of Control:	Upon the occurrence of a Change of Control Triggering Event, unless the Issuer has exercised its right to redeem the 2024 Notes, the Issuer will be required to make an offer to purchase the 2024

Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the date of repurchase.

Trade Date:	July 28, 2014

Settlement Date:	July 31, 2014 (T+3)

CUSIP:	902133 AR8

ISIN:	US902133AR89

Denominations:	$2,000 x $1,000

Ratings:	Moody’s: Baa1 (Stable) S&P: A- (Stable) Fitch: A- (Stable)

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC BNP Paribas Securities Corp. Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated

The issuer has filed a registration statement (including a base prospectus and a prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates.  Before you invest, you should read the prospectus supplement for this offering, the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby.  The ratings may be subject to revision or withdrawal at any time by Moody’s, Standard and Poor’s and Fitch.  Each of the security ratings above should be evaluated independently of any other security rating.